Exhibit 16.1

March 30, 2012

U. S. Securities and Exchange Commission

100 F Street, N.E.

Mail Stop 7561

Washington, DC 20549-7561

Re:	Reval Holdings, Inc.

Ladies and Gentlemen:

We have read Item 11(i) “Change In Independent Registered Public Accounting Firm” included in the Registration Statement on Form S-1 to be filed on or about March 30, 2012 of Reval Holdings, Inc. and are in agreement with the statements made therein as it relates to EisnerAmper LLP. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ EisnerAmper LLP

New York, New York